Exhibit 10.4

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to the Employment Agreement (as defined below), effective January 1, 2009, is hereby entered into as of this 31st day of December, 2008, by and between Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) (the “Company”) and Thomas E. Daley (the “Employee”).

WHEREAS, the Company and the Employee entered into the Employment Agreement by and between the Company and the Employee, effective September 7, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire and agree to amend the provisions of the Employment Agreement as provided below in order to reduce the risk of potential adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Employment Agreement, effective January 1, 2009, as follows:

1.	The fifth (5th) sentence of Section 5.2 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

In addition to those milestones delineated below, the Board of Directors may establish additional performance goals or business milestones, which shall also be subject to the requirements of this Section; provided, however, that this shall not modify those milestones delineated below without Employee’s consent.

2.	Section 5.5 of the Employment Agreement is amended by inserting the following at the end of that section:

Any reimbursement to the Employee for expenses under this Section shall in all events be paid to him on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred. The payment or reimbursement of expenses pursuant to this Section in one taxable year of the Employee shall not affect the amount of the payment or reimbursement in any other taxable year. The right to payment or reimbursement under this Section shall not be liquidated or exchanged for any other benefit.

3.	The first (1st) sentence of Section 8.5 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

Notwithstanding anything herein to the contrary, in the event that Employee would receive any payments, benefits, or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise,

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that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Employee’s base amount, less $1.00, with such reduction being exercised first with respect to compensation and benefits that are not exempt from Code Section 409A, and then with respect to other payments payable pursuant to this Agreement.

4.	Section 8.6(b) of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

(b)          Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of the Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Employee incurs a “Separation from Service.” Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding anything herein to the contrary, if Employee is a “Specified Employee” on the date on which Employee incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commenced to be paid on any date prior to the first business day after the date that is six months following Employee’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment that otherwise would be made within the 409A Suspension Period but which is delayed pursuant to the preceding clause shall commence earlier in the event of Employee’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments that otherwise would be made within the 409A Suspension Period but which are delayed because of the preceding sentence. Thereafter, in accordance herewith, Employee shall receive any remaining benefits as if there had not been an earlier delay. For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A.

5.	All Employment Agreement references to section numbers and defined terms are amended to reflect the above modifications.
6.	Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions, and provisions of the Employment Agreement, except as noted above.

[Signature Page Follows]

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                IN WITNESS WHEREOF, the parties hereto have executed this Amendment and such Amendment shall be effective as of the date first written above.

THE COMPANY:

Raptor Therapeutics Inc.

By:	/s/ Raymond W. (“Bill”) Anderson
Its:	Director

THE EMPLOYEE:

By:	/s/ Thomas E. Daley
Name:	Thomas E. Daley

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